SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2003

Dollar General Corporation
(Exact Name of Registrant as Specified in Charter)

Tennessee	001-11421	61-0502302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (615) 855-4000

ITEM 12 DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Pursuant to Securities Act Release No. 33-8216, the following information required by Item 12 of Form 8-K is being provided via EDGAR under Item 9 of Form 8-K.

As previously announced on April 2, 2003, Dollar General Corporation will make a presentation to the investment community at the SunTrust Robinson Humphrey 32nd Annual Institutional Investor Conference on Monday, April 7, 2003. A Web cast of the Dollar General presentation will be available at www.dollargeneral.com. At that conference, Dollar General will present a reconciliation of certain non-GAAP financial information previously disclosed in its press release dated March 17, 2003 and filed as Exhibit 99 to Form 8-K filed with the Securities and Exchange Commission on March 17, 2003, which is incorporated herein by this reference as if fully set forth herein. The reconciliation information is set forth below.

	Quarter Ended		Year Ended
	1/31/2003	2/1/2002	1/31/2003	2/1/2002

Net income in accordance with GAAP	$ 108,086	$ 97,443	$ 264,946	$ 207,513

Restatement related items:
Litigation settlement expenses and related proceeds	-	-	(29,541)	-
Restatement-related expenses in SG&A	989	10,122	6,395	28,422
	989	10,122	(23,146)	28,422
Tax effect	195	(3,596)	9,073	(10,431)
Total restatement-related items, net of tax	1,184	6,526	(14,073)	17,991

Net income, excluding restatement-related items	$ 109,270	$ 103,969	$ 250,873	$ 225,504

Weighted average diluted shares outstanding	334,659	334,625	335,050	335,017

Net income per share, excluding restatement-related items	$ 0.33	$ 0.31	$ 0.75	$ 0.67

SG&A in accordance with GAAP	$ 350,419	$ 312,639	$ 1,296,542	$ 1,135,801
Less restatement-related expenses	989	10,122	6,395	28,422
SG&A, excluding restatement-related expenses	$ 349,430	$ 302,517	$ 1,290,147	$ 1,107,379

SG&A, excluding restatement-related expenses, % to sales	19.9%	19.1%	21.1%	20.8%

Dollar General has made these disclosures about selling, general and administrative (“SG&A”) expenses and net income that exclude the impact of restatement-related items in an effort to clarify, for its investors, Dollar General’s normalized operating results on a comparable basis. The Compensation Committee of the Dollar General Board of Directors may use this information for compensation purposes to ensure that no person is inappropriately penalized or rewarded as a result of unusual items affecting Dollar General’s financial statements. Management also may use this information to better understand Dollar General’s underlying operating results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOLLAR GENERAL CORPORATION

Date:  April 7, 2003

By:  /s/ Susan S. Lanigan_____________________________

Susan S. Lanigan

Vice President, General Counsel and Corporate Secretary

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